EXHIBIT 99.1

Tekmira to Present at Jefferies 2015 Healthcare Conference

VANCOUVER, British Columbia, May 21, 2015 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR), a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV), today announced that Dr. Mark Murray, Tekmira's President and CEO, will present a corporate update at the Jefferies 2015 Healthcare Conference on Tuesday, June 2, 2015 at 12.30pm – 1.00pm (PT) / 3.30pm-4.00pm (ET) in New York.

Webcast Information

A live webcast of the presentation can be accessed through the Investor Section of Tekmira's website at www.tekmira.com. A webcast replay of the presentation will be available on the Tekmira website following the event.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV, including suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, most importantly, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA, that is the source of HBV persistence. Our portfolio of assets includes eight drug candidates for use in combination to develop a cure for HBV, and includes our product TKM-HBV currently in Phase 1 clinical studies.

We are also developing a pipeline of oncology, anti-viral and metabolic therapeutics that leverage our expertise in RNA interference (RNAi) therapeutics and leading Lipid Nanoparticle (LNP) technology. RNAi and LNP technology have the potential to generate new therapeutics that take advantage of the body's own natural processes to silence disease causing genes, or more specifically, to eliminate specific gene-products, from the cell. We intend to continue the clinical development of TKM-PLK1 for advanced gastrointestinal neuroendocrine tumors, adrenocortical carcinoma and hepatocellular carcinoma; and TKM-Ebola, and TKM-Ebola-Guinea for ebola virus disease. Our metabolic programs and TKM-Marburg are in pre-clinical development.

With a proven management team and scientific leadership in antiviral and RNAi drug discovery and development, we are developing a robust pipeline of products with the goal of optimizing value for our shareholders and partners, and to serve patients worldwide. Tekmira is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.tekmira.com.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email:acutler@tekmira.com

         Julie P. Rezler
         Director, Investor Relations
         Phone: 604.419.3200
         Email: jrezler@tekmira.com

         Media
         Please direct all media inquiries to: media@tekmira.com